Exhibit 99.1
News Release
Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey 07033-0530

FOR RELEASE: IMMEDIATELY	Media Contact:	Denise Foy
(908) 298-7616
	Investor Contacts:	Alex Kelly
(908) 298-7436
SCHERING-PLOUGH ELECTS C. ROBERT KIDDER TO BOARD OF DIRECTORS
     KENILWORTH, N.J., Dec. 5, 2005 — Schering-Plough Corporation (NYSE: SGP) today announced the election of C. Robert Kidder as a member of its Board of Directors. Kidder is an independent director under both the New York Stock Exchange standards and the more restrictive Schering-Plough Board independence standard. Kidder is a principal of Stonehenge Partners, Inc. (a private investment firm) and retired Chairman and CEO of Borden Chemical, Inc.
     “Bob brings broad experience in the management of complex global organizations and sophisticated financial transactions,” said Fred Hassan, Schering-Plough chairman and chief executive officer. “His experience and good judgment will be important as we move forward with new phases of our Action Agenda to transform Schering-Plough into a high-performance, global competitor.”
     Kidder is also a director of Electronic Data Systems Corp. and Morgan Stanley (and its predecessor company Dean Witter). He is active in community service activities and serves on the Board of Trustees of the Children’s Hospital of Columbus (Ohio), the Wexner Center for the Arts and Ohio University.
     Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients and customers served by its 30,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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